Exhibit 99.1

NB Capital Corporation
65 East 55th Street
New York, New York 10022

For Immediate Release

Contact: Investor Relations / 1 866 374-8847 (for the exclusive use of journalists and other media representatives.)

NB Capital Corporation Completes Redemption of Series A Preferred Stock

New York September 30, 2008 - NB Capital Corporation (NYSE: NBD) (the “Corporation”) -- announced today that it has completed its previously announced redemption of all issued and outstanding shares of its 8.35% Non-Cumulative Exchangeable Preferred Stock, Series A and all of its issued and outstanding Depositary Shares, each of which represented one-fortieth of a share of Series A Preferred Stock and are listed on the New York Stock Exchange. The redemption price paid by the Corporation to the holders of the Series A Preferred Stock was US$1,037.59 per share and the redemption price paid to holders of the Depositary Shares was US$25.94 per share. The Depositary Shares will be de-listed from the New York Stock Exchange as a result of the redemption.

This press release may contain forward-looking statements, which involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and that may be outside the control of the Corporation. Actual events and developments may materially differ from those expressed or implied in such statements because of a number of factors, including the risks and uncertainties that are described in the Corporation's regulatory filings available on EDGAR (www.sec.gov/edgar.shtml). Forward-looking statements should, therefore, be construed in light of such risks and uncertainties and undue reliance should not be placed on forward-looking statements.